Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Steven Alsene

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Announces NASDAQ Deficiency Notice

ORLANDO, FLA. – November 21, 2007 – Rotech Healthcare Inc. (NASDAQ: ROHI) (the “Company”) today announced that it received a NASDAQ Staff Deficiency Letter on November 16, 2007, indicating that the Company fails to comply with the minimum market value of publicly held shares requirement for continued listing on the NASDAQ Global Market set forth in Marketplace Rule 4450(b)(3). This rule requires the Company to have a minimum market value of publicly held shares of at least $15 million.

The Company is provided with ninety (90) calendar days, or until February 14, 2008, to regain compliance. If, at any time prior to February 14, 2008, the market value of the Company’s publicly held shares is $15 million or more for 10 consecutive trading days, the Company will regain compliance. If compliance cannot be demonstrated by February 14, 2008, then NASDAQ will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal NASDAQ’s determination to a Listing Qualifications Panel.

The Company intends to monitor the market value of its listed securities and consider available options if its common stock does not trade at a level likely to result in the Company regaining compliance with the minimum market value of publicly held shares requirement by February 14, 2008.

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 485 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; the Company’s ability to maintain compliance with the terms and conditions of the new credit facility; whether the Company will be able to successfully implement a process to switch patients to commercially available drug products and whether a significant number of patients will ultimately switch; the impact of switching patients to commercially available drug products on the Company’s revenue and profit; whether the Company will be subject to enforcement action or other negative actions in connection with the FDA’s warning letter; whether the Company will be subject to additional regulatory restrictions or penalties; compliance with various settlement agreements and corporate compliance programs established by the Company; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.